Exhibit 99.1

International Headquarters
5221 North O’Connor Blvd.
Suite 500
Irving, Texas 75039	News Release
Phone: 972.869.3400
Fax: 972.443.1701

FOR IMMEDIATE RELEASE

Thomas Group Announces Fourth Quarter and Year 2007 Results, Changes in Government Business, Dividend Suspension, and Earnings Conference Call

Irving, Texas, February 19, 2007 Thomas Group, Inc. (NasdaqGM: TGIS), a leading operations and process improvement firm, today announced fourth quarter 2007 net income of $1.4 million, or $0.13 per diluted share, on revenues of $13.5 million, compared to $3.8 million, or $0.34 per diluted share, on revenues of $14.8 million in the fourth quarter of 2006.  The fourth quarter of 2007 was fully taxed as compared to the fourth quarter of 2006 which included a $1.5 million, or $0.13 per diluted share, tax benefit related to the reversal of the deferred tax asset valuation allowance.

                For the year ended December 31, 2007, net income was $7.0 million, or $0.63 per diluted share, on revenues of $55.9 million.  This reflects a decrease from the year 2006 in which net income was $11.5 million, or $1.04 per diluted share, on revenues of $59.5 million.

                Jim Taylor, President and CEO, stated “Thomas Group achieved improved results from our efforts to expand commercial revenues during 2007. During the last quarter of 2007, we experienced an increase both in the number and scope of our commercial programs.  These positive results though were overshadowed by a slowdown in our government programs in the fourth quarter. We remain committed to furthering our progress in our commercial business and to expanding and replacing our affected government programs across many sectors of the armed services and the Department of Defense.”

Fourth Quarter and Year 2007 Financial Performance:

                Revenue

                Revenue for the fourth quarter of 2007 decreased $1.3 million, or 9%, to $13.5 million from $14.8 million in the fourth quarter of 2006. Total revenue for the year 2007 decreased $3.6 million, or 6%, to $55.9 million from $59.5 million for the year 2006.

                Gross Margins

                Gross profit margins for the fourth quarter of 2007 were 53% and were 54% in the fourth quarter 2006. For the year 2007, gross profit margins dropped 1% to 52% from 53% for the year 2006. The small drop in year-over-year and fourth quarter margins is due to deterioration in our utilization rates related to a slowdown of our government programs in the fourth quarter and higher than normal utilization rates in the first and second quarters of 2006.

                Selling, General & Administrative (SG&A)

                SG&A costs for the fourth quarter of 2007 were $5.2 million, compared to $4.4 million in the fourth quarter of 2006.  The $0.8 million increase is primarily related to a $0.5 million increase in stock-based compensation and executive bonus, a $0.4 million increase in sales and marketing, and $0.1 in other corporate cost. These costs were partially offset by reductions in legal expense of $0.2 million related to the option review that began in the fourth quarter of 2006.

                SG&A costs for the year 2007 were $18.4 million compared to $16.6 million for the year 2006.  The $1.8 million increase is due to $0.9 million increase in legal and accounting expenses, a $0.9 million increase in sales and marketing costs, and $0.9 million of other corporate costs, including SOX compliance, depreciation, recruiting, and our self-insured cost of medical benefits. These increases were offset by a reduction of $0.9 million in performance-based stock compensation awards.

                Working Capital and Cash Flow

                Working capital increased to $19.5 million at December 31, 2007 from $16.8 million at December 31, 2006, primarily due to increases in cash balances as the result of accounts receivable collections. For the year 2007, total cash and cash equivalents increased $3.5 million to $12.0 million as compared to a $5.0 million increase in cash and cash equivalents for the year 2006. For the year 2007, net cash provided by operating activities was $9.4 million compared to $7.4 million for the year 2006.  Lower operating profits in 2007 were partially offset by significant decreases in trade accounts receivable as compared to timing related increases in trade accounts receivable in the prior year.

                Cash used for investing activities during 2007 consisted primarily of improvements and an expansion of our Dallas Training facility and totaled $0.8 million. Cash used for investing activities in 2006 consisted primarily of computer and office equipment and totaled $467,000.

                For the year 2007, net cash used in non-operating activities was $5.0 million.  The 2007 financing activity was comprised of $4.4 million in dividend payments and $0.6 million for the net tax effect of stock issuances. For the year 2006, net cash used in non-operating activities was $1.9 million, comprised of $2.7 million used to pay dividends, offset by $0.8 million in tax benefits related to the exercise of stock options.

                Income Taxes

                During the year, tax expense was $4.0 million compared to $3.8 million for the year 2006, resulting in an effective tax rate of 36% for 2007. The effective tax rate for 2006 was 25% as the result of a reduction in the deferred tax asset valuation allowance in the first and fourth quarters of 2006. At December 31, 2006, after evaluation of operating results of the most recent three-year period and comparison of all positive and negative evidence, it was determined that a valuation allowance established originally in 2001 was only appropriate on approximately $117,000 of the NOL carryforward, due to annual limitations under Section 382. At December 31, 2007, approximately $2.8 million in remaining NOL carryforwards were available to be used against future taxable income, subject to a $0.2 million annual limitation under Section 382 of the Internal Revenue Code, expiring in 2022.

                Business Development

                During the fourth quarter of 2007, approximately $18.1 million in new and extended business was contracted, contributing to the total of contracted business during the year 2007 of $53.3 million. This reflects a decrease from the fourth quarter of 2006 and the year 2006, in which new and extended business contracted for the quarter and the year totaled $18.3 million and $59.5 million, respectively.

                Backlog

                At December 31, 2007, contractual backlog was $12.4, inclusive of $0.9 million of incentive based fees conditional on meeting certain performance based targets. At December 31, 2006, the Company had signed backlog of $16.1 million contracted for 2007. Backlog does not include extensions or option periods, and therefore does not always represent the full scope of the clients’ commitment to Thomas Group. However, backlog does accurately represent the portion that has been contracted for in writing.

Changes in Government Business

                Revenues from the government decreased during the fourth quarter of 2007 as compared to the fourth quarter of 2006 due to the natural ending of some of our U.S. Navy programs in the third quarter of 2007 and our inability to expand our remaining U.S. Navy programs due to the government’s efforts to consolidate these programs into a single contracting vehicle. During the fourth quarter of 2007, we operated our two largest programs on one to three month extensions in anticipation of an award of the new contracting vehicle, which is known as the Fleet Readiness Enterprise (“FRE”).

                In the spring of 2007, we learned that the government was formally moving to combine many of our U.S. Navy programs into one contracting vehicle using a competitive RFP.  Based on our consistent delivery of results, access to multiple contracting vehicles, and the strength of our bidding team’s major incumbents, we assessed the risk of an adverse outcome of not being able to procure our government programs through this or other contracting vehicles as low. In January 2008, we learned that Thomas Group and the team with which it was partnered were not named as a provider under the new FRE contracting vehicle. Although this meant we would not be able to contract to provide services for our two largest government programs through the FRE contracting vehicle, we believed that Thomas Group would continue to perform services for these programs at reduced volumes through existing government contracting vehicles that we already possess or new contracts we could obtain. We now believe that there is a high likelihood that we will not continue to provide services for these programs in significant volume beyond April 2008.

                Revenues associated with these programs totaled approximately $42.7 million, or 76%, of total revenues, for the year 2007. Revenues associated with these programs totaled approximately $9.5 million, or 70%, of total revenues for the fourth quarter of 2007.

                In light of this new assessment, we are adjusting our selling efforts and taking steps intended to strengthen our ability to generate new government business in other areas of the U.S. Navy and the Department of Defense.  We are diligently working to replace these programs with revenues from other areas of the U.S. Navy; however, at the current time, we are unable to determine what portion of these programs we will be able to replace. We are also considering measures intended to reduce costs in the event we are unable to continue or replace the affected U.S. Navy programs.

Dividend

                In light of the forgoing, the board of directors of Thomas Group has suspended the payment of future cash dividends. The board will continue to periodically evaluate the Company’s dividend policy and the payment of future cash dividends under the policy.

Earnings Conference Call

                We would like to invite you to participate in a conference call with the senior management of Thomas Group, Inc. to discuss the earnings for the year and fourth quarter 2007.

              Thursday, February 21, 2008

              10:30 a.m. CST, 11:30 a.m. EST

                To participate in the conference call, please call 800-351-6808 from the U.S. or 334-323-7224 from outside the U.S. The event’s passcode is 35263. Although interactive participation in the call will be limited to investment professionals, any interested party may listen to a live broadcast of the call via the internet by logging on to:

http://www.vcall.com/IC/CEPage.asp?ID=126196

                Interested persons are encouraged to log on to the website approximately 15 minutes prior to the designated start time in case they need to download any software.  Webcast replay is available until February 21, 2009. Approximately one hour after the earnings conference call, a playback of the conference call will be available for sixty days. To listen to the call, U.S. callers may call 877-919-4059 and international callers may call 334-323-7226. The Conference Call Replay Pass Code is 30293404#.  Playback options: press 1 to begin; 4 to rewind 30 seconds; 5 to pause; 6 to fast forward 30 seconds; 0 for instructions; 9 to exit.

Contact:	Michael Barhydt, Chief Financial Officer
972-869-3400
mbarhydt@thomasgroup.com

***

Thomas Group, Inc. (NasdaqGM: TGIS) is an international, publicly-traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas, Detroit, and Hong Kong. For more information, please visit www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and the Company’s revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006.  These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions.  These forward-looking statements speak only as of the date of this release.  Except as required by law, the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

###

Thomas Group, Inc.

Selected Consolidated Financial Data

(Amounts stated in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007 (Unaudited)	2006 (Audited)	2007 (Unaudited)	2006 (Audited)
Consulting revenue before reimbursements	$13,164	$14,541	$55,042	$58,843
Reimbursements	371	212	827	635
Total revenue	13,535	14,753	55,869	59,478
Cost of sales before reimbursable expenses	5,932	6,592	26,151	27,336
Reimbursable expenses	371	212	827	635
Total cost of sales	6,303	6,804	26,978	27,971
Gross profit	7,232	7,949	28,891	31,507
Selling, general and administrative	5,190	4,403	18,363	16,616
Sublease gain	—	—	—	(16)
Operating income	2,042	3,546	10,528	14,907
Other income, net	144	129	530	362
Income from continuing operations before income taxes	2,186	3,675	11,058	15,269
Income tax (benefit)	741	(135)	4,012	3,764
Income from continuing operations	1,445	3,810	7,046	11,505
Gain from discontinued operations, net of related income tax benefit	—	—	—	1
Net income	1,445	3,810	7,046	11,506

Earnings per share:
Basic:
Income from continuing operations	$0.13	$0.35	$0.64	$1.06
Gain on discontinued operations, net of income tax benefit	—	—	—	—
Net Income	$0.13	$0.35	$0.64	$1.06

Diluted:
Income from continuing operations	$0.13	$0.34	$0.63	$1.04
Gain on discontinued operations, net of income tax benefit	—	—	—	—
Net Income	$0.13	$0.34	$0.63	$1.04

Weighted average shares:
Basic	11,040	10,994	10,990	10,812
Diluted	11,181	11,176	11,191	11,065

THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Segment Revenue Data

	Three Months Ended December 31,		Year Ended December 31,
	2007 (Unaudited)	2006 (Audited)	2007 (Unaudited)	2006 (Audited)
North America	$13,132	$14,753	$55,398	$59,407
Europe	403	—	447	—
Asia/Pacific	—	—	24	71
Total revenue	$13,535	$14,753	$55,869	$59,478

Selected Balance Sheet Data

	December 31, 2007 (unaudited)	December 31, 2006 (audited)
Cash	$11,990	$8,484
Trade accounts receivables	9,487	12,318
Total current assets	23,480	22,064
Total assets	25,939	24,043
Total current liabilities	4,157	5,277
Total liabilities	4,395	5,380
Total stockholders’ equity	21,544	18,663